Exhibit (a)(2)(vi)

Press Release June 7, 2021

EXFO announces going-private transaction by its Founder and Majority Shareholder, Germain Lamonde

EXFO Shareholders to receive US $6.00 in cash

(Québec City, Québec) — EXFO Inc. (TSX: EXF; NASDAQ: EXFO) (“EXFO” or the “Corporation”) announced today that it has entered into an arrangement agreement (the “Arrangement Agreement”) pursuant to which 11172239 Canada Inc. (“PurchaseCo”), a corporation controlled by Germain Lamonde, EXFO’s founder and majority shareholder, will acquire all of the issued and outstanding subordinate voting shares of the Corporation (the “Subordinate Voting Shares”), except for 3,672,474 Subordinate Voting Shares (the “Excluded Shares”) already controlled, directly or indirectly, by Germain Lamonde (the “Arrangement”).

As of June 7, 2021, Germain Lamonde controls, directly or indirectly, the Excluded Shares and 31,643,000 multiple voting shares of the Corporation (the “Multiple Voting Shares”), representing 14.22% of the issued and outstanding Subordinate Voting Shares, and 100% of the issued and outstanding Multiple Voting Shares and, respectively, representing collectively 61.46% of the issued and outstanding shares of the Corporation (the “Shares”) and 93.53% of the voting rights attached to all the issued and outstanding Shares.

Transaction Highlights

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Holders of Subordinate Voting Shares (other than the Excluded Shares) will receive US $6.00 per Subordinate Voting Share in cash, representing a 62% premium to the closing price per Subordinate Voting Share on the Nasdaq Global Select Market on June 4, 2021, and a 63% premium to the 20-day volume-weighted average trading price for the Subordinate Voting Shares on the Nasdaq Global Select Market for the period ending on June 4, 2021, the last trading day prior to the date of this announcement.

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The board of directors of EXFO (the “Board of Directors”), with Mr. Germain Lamonde and Philippe Morin having recused themselves from the meeting, acting on the unanimous recommendation of the special committee of the Board of Directors comprised entirely of independent directors (the “Special Committee”), unanimously approved the Arrangement and unanimously recommends that shareholders vote in favour of the Arrangement at a special meeting of shareholders held to approve the Arrangement (the “Meeting”).

In connection with the proposed transaction, National Bank of Canada and Investissement Québec have provided commitment letters to PurchaseCo for senior and subordinated debt financing, respectively, representing an aggregate principal amount sufficient to cover the purchase of the Subordinate Voting Shares (other than the Excluded Shares). National Bank of Canada will act as the Administrative Agent of the lending syndicate for the senior debt financing and National Bank Financial Markets will act as the Lead Arranger and Sole Bookrunner.

“This transaction is in the best interests of all of EXFO’s stakeholders,” said Germain Lamonde, Founder and Executive Chairman of the Board. “The Arrangement will provide holders of Subordinate Voting Shares with a significant cash premium and immediate liquidity for their Subordinate Voting Shares while ensuring the long-term success of EXFO as a private company for its employees, business partners and all the other stakeholders. My objective is to continue working with our talented management team and employees globally  to further develop what has become a successful global Test and System provider while maintaining its headquarters in Québec City.”

The Special Committee, comprised of Claude Séguin and François Côté, both of whom are independent directors of the Corporation, after receiving the oral fairness opinion and formal valuation of its independent valuator, TD Securities Inc. (“TD Securities”), and legal and financial advice, has unanimously recommended that the Board of Directors approve the Arrangement Agreement and unanimously recommends that the minority shareholders vote in favour of the special resolution to approve the Arrangement (the “Arrangement Resolution”) at the Meeting. The Board of Directors, after receiving the oral fairness opinion and formal valuation of TD Securities, legal and financial advice and the recommendation of the Special Committee, has unanimously (with Germain Lamonde and Philippe Morin having recused themselves from the meeting) determined that the Arrangement is in the best interests of the Corporation and is fair to EXFO’s minority shareholders and recommends that minority shareholders vote in favour of the Arrangement Resolution.

In connection with the Arrangement, all the directors and certain officers have entered into support and voting agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Subordinate Voting Shares in favour of the Arrangement Resolution. Upon completion of the proposed transaction, Germain Lamonde will directly or indirectly beneficially own or control all of the issued and outstanding Subordinate Voting Shares and Multiple Voting Shares.

Fairness Opinion and Formal Valuation

The Special Committee retained TD Securities as financial advisor and independent valuator. TD Securities provided an opinion that, as at June 6, 2021, based upon and subject to the assumptions, limitations and qualifications contained in TD Securities’ written fairness opinion, the consideration to be received by the holders of Subordinate Voting Shares, other than Germain Lamonde and his affiliated entities, in connection with the Arrangement is fair, from a financial point of view, to the holders of Subordinate Voting Shares other than Germain Lamonde and his affiliated entities. TD Securities also provided the Special Committee with a formal valuation that was completed under the supervision of the Special Committee. The formal valuation determined that, as at June 6, 2021, based upon and subject to the assumptions, limitations and qualifications contained in TD Securities’ written valuation report, the fair market value of the Subordinate Voting Shares ranged from US$5.75 to US$7.50 per Subordinate Voting Share. The fairness opinion and formal valuation will be included in the management proxy circular to be filed and mailed to shareholders in connection with the approval of the Arrangement at the Meeting.

Details of the Arrangement

The transaction will be implemented by way of a statutory plan of arrangement under the Section 192 of the Canada Business Corporations Act and is subject to court approval and the approval of the shareholders of the Corporation. Implementation of the Arrangement will be subject to the approval of at least (i) two-thirds (66 2/3%) of the votes cast by shareholders present in person or represented by proxy at the Meeting, voting as a single class (each holder of Subordinate Voting Shares being entitled to one vote per Subordinate Voting Share and each holder of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share); and (ii) because the proposed transaction is subject to of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), the approval of the majority of the holders of Subordinate Voting Shares present in person or represented by proxy at the Meeting, excluding the votes of shareholders whose votes are required to be excluded for the purposes of “minority approval” under MI 61-101 in the context of a “business combination” (the “Minority Approval”), namely the Excluded Shares. Under MI 61-101, the Arrangement Resolution is exempt from “minority approval” by the holders of Multiple Voting Shares. Further details regarding the applicable voting requirements will be contained in the management proxy circular to be filed and mailed to shareholders in connection with the proposed transaction.

The Arrangement Agreement provides for customary non-solicitation covenants on the part of the Corporation and it provides PurchaseCo with a right to match any superior proposal. In addition, pursuant to the Arrangement Agreement, a termination fee equal to 2.75% of the total consideration to be paid by PurchaseCo, representing approximately US $3,650,000 million would be payable by the Corporation to the PurchaseCo in certain circumstances, including if PurchaseCo fails to exercise its right to match in the context of a superior proposal supported by the Corporation. PurchaseCo has also agreed to pay the Corporation a termination fee equal to 2.75% of the total consideration to be paid by PurchaseCo, representing approximately US $3,650,000 million if the proposed transaction is not completed in certain circumstances. The proposed transaction is subject to customary closing conditions, is not subject to any financing condition and is expected to close no later than September 30, 2021. Germain Lamonde has advised the Special Committee that he would not consider any alternative change of control transaction.

The Corporation intends to mail a management proxy circular to its shareholders in the coming weeks and to hold the Meeting before July 30, 2021. Additional details regarding the terms and conditions of the proposed transaction as well as the rationale for the recommendations made by the Special Committee and the Board of Directors will be set out in the management proxy circular to be filed and mailed to shareholders, which, together with the Arrangement Agreement, will be available under EXFO’s profile at www.sedar.com.

In addition, the Corporation will furnish to the U.S. Securities and Exchange Commission (the “SEC”) a current report on Form 6-K regarding the transaction, which will include as an exhibit thereto the Arrangement Agreement. All parties desiring details regarding the transaction are urged to review these  documents, which will be available at the SEC’s website www.sec.gov.

In connection with the transaction, the Corporation will prepare and mail a Schedule 13E-3 Transaction Statement (the “Schedule 13E-3”). The Schedule 13E-3 will be filed with the SEC. INVESTORS AND SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE SCHEDULE 13E-3 AND OTHER MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CORPORATION, THE TRANSACTION, AND RELATED MATTERS. In addition to receiving the Schedule 13E-3 by mail, shareholders will also be able to obtain these documents, as well as other filings containing information about the Corporation, the transaction, and related matters, without charge from the SEC’s website (http://www.sec.gov).

Advisors

Fasken Martineau DuMoulin LLP and Choate Hall & Stewart LLP are acting as Canadian and U.S. legal counsel to the Corporation, respectively.

Stikeman Elliott LLP and Vedder Price LLP are acting as Canadian and U.S. independent legal counsel to the Special Committee, respectively. TD Securities is the financial advisor to the Special Committee and has also been retained by the Special Committee as independent valuator in accordance with applicable securities laws.

Norton Rose Fulbright Canada LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP are acting as Canadian and U.S. legal counsel, respectively, to Germain Lamonde and PurchaseCo. CIBC Capital Markets is acting as exclusive financial advisor to Germain Lamonde and PurchaseCo.

Required Early Warning Report Information

Germain Lamonde and his affiliates and associates control, directly or indirectly, the Excluded Shares and 31,643,000 Multiple Voting Shares, representing 14.22% of the issued and outstanding Subordinate Voting Shares and 100% of the issued and outstanding Multiple Voting Shares, respectively, representing collectively 61.46% of the issued and outstanding Shares and 93.53% of the voting rights attached to all of the issued and outstanding Shares on an undiluted basis.

Upon closing of the Arrangement, Germain Lamonde intends to cause the Shares to cease to be listed on the Toronto Stock Exchange and the NASDAQ, to cause EXFO to submit an application to cease to be a reporting issuer under applicable Canadian securities laws, to cause EXFO to file a certification and notice on Form 15 with the SEC to suspend its reporting obligations under U.S. securities laws, and to otherwise terminate EXFO’s public reporting requirements.

An early warning report will be filed by Germain Lamonde with applicable Canadian securities regulatory authorities. To obtain copies of the early warning report, please contact Mr. Germain Lamonde at 1-800-663-3936.

About EXFO Inc.

Founded in 1985, EXFO develops smarter test, monitoring and analytics solutions for fixed and mobile network operators, webscale companies and equipment manufacturers in the global communications industry. EXFO’s customers count on the Corporation to deliver superior network performance, service reliability and subscriber insights. The customers count on EXFO’s unique blend of equipment, software and services to accelerate digital transformations related to fiber, 4G/LTE and 5G deployments. They count on the Corporation’s expertise with automation, real-time troubleshooting and big data analytics, which are critical to their business performance. The Corporation spent over 30 years earning this trust, and today 1,900 EXFO employees in over 25 countries work side by side with our customers in the lab, field, data center and beyond.

EXFO’s head office is located at 400 Godin Avenue, Québec City, Québec  G1M 2K2.

Caution Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of Canadian securities laws. In addition, this press release also contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, and we intend that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are statements other than historical information or statements of current condition. Words such as may, expect, believe, plan, anticipate, intend, could, estimate, continue, or similar expressions or the negative of such expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events and circumstances are considered forward-looking statements. They are not guarantees of future performance and involve risks and uncertainties. More particularly and without restriction, this press release contains forward-looking statements and information regarding: statements and implications about the anticipated benefits of the proposed transaction for EXFO, its employees, business partners, shareholders and other stakeholders, including future financial and operating results, plans, objectives, expectations and intentions of PurchaseCo or EXFO, and the anticipated timing of the Meeting and of the completion of the proposed transaction.

In respect of the forward-looking statements and information concerning the anticipated benefits and timing of the completion of the proposed transaction, EXFO has provided such statements and information in reliance on certain assumptions that it believes are reasonable at this time, including assumptions as to the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary shareholder (including the Minority Approval), and court approvals; the ability of the parties to satisfy, in a timely manner, the other conditions to the completion of the proposed transaction; and other expectations and assumptions concerning the proposed transaction. The anticipated dates indicated may change for a number of reasons, including the inability to receive, in a timely manner, the necessary shareholder (including the Minority Approval), and court approvals, the necessity to extend the time limits for satisfying the other conditions to the completion of the proposed transaction or the ability of the Board of Directors to consider and approve, subject to compliance by the Corporation of its obligations in this respect under the Arrangement Agreement, a superior proposal for the Corporation. Although EXFO believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct, that the proposed transaction will be completed or that it will be completed on the terms and conditions contemplated in this press release. Accordingly, investors and others are cautioned that undue reliance should not be placed on any forward-looking statements.

Risks and uncertainties inherent in the nature of the proposed transaction include, without limitation, the failure of the parties to obtain the necessary shareholder (including the Minority Approval),and court approvals or to otherwise satisfy the conditions to the completion of the proposed transaction; failure of the parties to obtain such approvals or satisfy such conditions in a timely manner; significant transaction costs or unknown liabilities; the ability of the Board of Directors to consider and approve, subject to compliance by the Corporation of its obligations in this respect under the Arrangement Agreement, a superior proposal for the Corporation; the failure to realize the expected benefits of the proposed transaction; and general economic conditions. Failure to obtain the necessary shareholder (including the Minority Approval), and court approvals, or the failure of the parties to otherwise satisfy the conditions to the completion of the proposed transaction or to complete the proposed transaction, may result in the proposed transaction not being completed on the proposed terms, or at all. In addition, if the proposed transaction is not completed, and EXFO continues as an independent entity, there are risks that the announcement of the proposed transaction and the dedication of substantial resources of the Corporation to the completion of the proposed transaction could have an impact on its business and strategic relationships (including with future and prospective employees, customers, suppliers and partners), operating results and activities in general, and could have a material adverse effect on its current and future operations, financial condition and prospects. Furthermore, the failure of EXFO to comply with the terms of the Arrangement Agreement may, in certain circumstances, result in it being required to pay a fee to PurchaseCo, the result of which could have a material adverse effect on its financial position and results of operations and its ability to fund growth prospects and current operations. Consequently, the reader is cautioned not to place undue reliance on the forward-looking statements and information contained in this press release. Further information regarding these and other risks, uncertainties or factors is included in EXFO’s filings with the U.S. Securities and Exchange Commission as well as the Schedule 13E-3 transaction statement and management information circular to be filed by EXFO.

The forward-looking statements in this document reflect the Corporation’s expectations on the date hereof and are subject to change after that date. The Corporation expressly disclaims any obligation or intention to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable securities laws.

No Offer or Solicitation

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Subordinate Voting Shares of EXFO.

For information
Vance Oliver
Director, Investor Relations
(418) 683-0913, ext. 23733
vance.oliver@exfo.com